EXHIBIT 10 (q)

Broadcast Agreement with WJAL

[KARMA MEDIA: Business with a Conscience™]

Broadcast Agreement

This agreement is between WJAL (referred to as broadcaster) located in Chambersburg PA and Karma Media located in El Monte California.

Terms of Agreement:

Broadcaster agrees to air the 30 minute television program entitled Estelle's Paradise owned and distributed by Karma Media.  Broadcasts will begin on or before the week of 1 June 2004 for a minimum of 26 consecutive weeks.  Either party may terminate this agreement for any reason with a 60 day advance written notice.  This agreement is automatically renewable unless either party desires to change all or part of this agreement.  Broadcaster agrees to air Estelle's Paradise a minimum of once per week between the hours of 6AM until midnight.  Providing the minimum is fulfilled the Broadcaster is granted permission by Karma Media to broadcast each episode on an unlimited basis.  The Broadcaster will provide Karma Media with program grids in advance of broadcast dates.

The Broadcaster and Karma Media will split 50/50 the commercial time during each airing of Estelle’s Paradise.  The commercial time is designated as 3½ minutes to the broadcaster and 3½ minutes to Karma Media.

Karma Media will deliver to _____ episodes of Estelle’s Paradise on Beta SP format (please designate Beta SP, DVD or ¾ inch tape) in a timely manner so that the broadcaster has sufficient time to review each episode prior to each broadcast.  In the event that an episode is determined to be unusable for broadcast Karma Media will make every effort to provide a replacement or the broadcaster may elect to air a previously aired episode.

The Broadcaster agrees to insert commercials per the direction of Karma Media and the broadcaster further agrees to provide Karma Media with affidavits or log sheets as validation that episodes and commercials have aired property.

The Broadcaster acknowledges that it is strictly prohibited from re-selling, licensing or bartering Estelle's Paradise to any other entity not mentioned in this agreement.

By signing below both parties agree to the terms and conditions of this agreement and acknowledge that they are authorized to execute this agreement.

/s/	Date:	10 May 04
Broadcaster

/s/	Date:	5/10/04
Karma Media

9660 Flair Drive, Suite 328 El Monte, CA 91731 • Tel. 310-397-1200 • Fax 310-398-2211